Exhibit 99.1

FOR IMMEDIATE RELEASE

October 20, 2004

Owens & Minor Reports 6.7% Revenue Increase, and

18.4% Net Income Growth for Third Quarter 2004

The company also reports continued strength in asset management and cash flow

Richmond, VA….(NYSE-OMI) Owens & Minor reported revenue of $1.13 billion for the third quarter ended September 30, 2004, an increase of 6.7 percent, or $70.9 million, compared to revenue of $1.06 billion in the third quarter last year. Earnings per diluted common share (EPS) for the third quarter were $0.38, up 11.8 percent compared to $0.34 for the prior year quarter. Net income for the third quarter increased 18.4 percent to $15.2 million, comparing favorably with net income of $12.8 million in last year’s third quarter.

“The third quarter results reflect a continuation of our positive performance so far this year,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “We are managing the many variables that impact our earnings in a balanced way to produce excellent results. These variables include revenue growth, gross margin pressure, the investment in OMSolutionsSM, expense reduction and asset management. We believe we are part of the solution for driving more efficiency and productivity in the healthcare supply chain. Our eyes are clearly on the ball when it comes to achieving our goals.

“On a personal note, I am proud of all our teammates who were affected by this year’s hurricanes, especially our teammates in Florida and Louisiana, for their rapid and heartfelt response to our customers’ needs during the storms,” said Minor. “The character of a company is tested during a crisis, and the Owens & Minor team rose to the occasion time and again.”

Other Third Quarter Results

For the third quarter 2004, operating earnings held steady at 2.4 percent of revenue when compared with operating earnings in the same period of last year, as improvements in selling, general and administrative expenses (SG&A) offset margin pressures. Gross margin was 10.1 percent of revenue, compared to gross margin of 10.3 percent from the prior year quarter. The company attributed the change in gross margin to reduced alternate sourcing of products, ongoing competitive pressures in the marketplace, and slower than expected contributions from OMSolutionsSM. SG&A was 7.4 percent of revenue, improved from 7.6 percent in the prior year quarter, aided in part by lower healthcare costs when compared to the third quarter of last year.

“This year, we have demonstrated that we are delivering on our commitments,” said Craig R. Smith, president and chief operating officer of Owens & Minor. “Since we are running our core business very efficiently, we have been able to invest in our strategic initiatives, while, at the same time, growing our revenue and earnings at a steady pace. Our focus, as we look ahead, is on improving margins, growing our OMSolutionsSM business, supplemented by acquisitions and penetration, and working with customers to ensure their success.”

Asset management continued to show strength in the third quarter of 2004, with days sales outstanding (DSO) at 25.8 days, comparing favorably to DSO of 27.5 days from last year’s third quarter. Inventory turns for the quarter were 9.6, down slightly from 9.7 in last year’s third quarter. Cash flow from operations for the third quarter was a strong $57.4 million.

Year-to-date results

Year-to-date, revenue was $3.4 billion, up 7.1 percent from $3.1 billion in the prior year. Net income for the nine months ended September 30, 2004 was $45.1 million compared to $39.3 million, a 14.8 percent increase. Diluted earnings per share for the first nine months of 2004 were $1.14, up 7.5 percent from $1.06 in the same period of 2003.

For the first nine months of 2004, operating earnings were 2.5 percent of revenue, consistent with the corresponding period of 2003, even as the company continued to invest in new strategic initiatives. Gross margin for the first nine months of 2004 was 10.2 percent, compared with 10.4 percent for the same period last year. SG&A improved to 7.5 percent, compared to 7.6 percent for the comparable period of 2003. Cash flow from operations year-to-date was a very strong $128.5 million, driven by excellent asset management.

Outlook for 2004

Financial guidance for 2004 remains unchanged. The company anticipates that it will report revenue growth in the 5 to 7 percent range, and diluted EPS in a range of $1.54 to $1.56 for the year.

Recent Highlights

Owens & Minor Acquires Healthcare Consulting Firm

In October 2004, Owens & Minor acquired the assets of HealthCare Logistics Services (HLS), a small, California-based, healthcare consulting firm. HLS is widely recognized for its leadership in providing supply chain consulting and management services to healthcare providers, suppliers, group purchasing organizations and other consulting and services firms. The HLS team of professionals has joined Owens & Minor’s OMSolutionsSM consulting and outsourcing services group, adding new strength across the nation.

“The addition of the HLS team, with its innovative services, is a plus for OMSolutionsSM and our customers,” said Smith. “The HLS team brings expertise that is a strong complement to our OMSolutionsSM offerings in the healthcare marketplace. In particular, HLS will add depth to our team on the West Coast, where we see untapped opportunity for our OMSolutionsSM business.”

Former President of the Federal Reserve of Richmond Joins O&M Board

Effective August 2, 2004, the Owens & Minor board of directors appointed J. Alfred Broaddus, Jr., the former president of the Federal Reserve Bank of Richmond, to serve on the Owens & Minor board of directors. Broaddus, 65, will serve as a member of the Compensation & Benefits and Governance & Nominating Committees. Broaddus is expected to be nominated for election by the shareholders at the company’s 2005 Annual Shareholders’ Meeting.

Broaddus served as president of the Federal Reserve Bank of Richmond from 1993 until July 31, 2004. During his tenure, he also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System.

Investor Day

Owens & Minor will host its annual Investor Day for institutional investors and financial analysts at the New York Stock Exchange in New York City. The event begins at 8:30am (Eastern Time) on Thursday, October 28, 2004, and will conclude at 1:30pm (Eastern Time). Registration for the event is required. The company will webcast the day’s activities via www.owens-minor.com. Contact Trudi Allcott, Manager, Investor Communications, at 804-935-4291 or truitt.allcott@owens-minor.com to register for the event.

Conference Call Details

Owens & Minor will conduct a conference call on Thursday, October 21, 2004 at 8:30am (Eastern Time) to discuss third quarter 2004 results. The telephone number for the Owens & Minor conference call is 800-299-0148. The call will also be available by replay for 5 days by calling 888-286-8010, with access code: #29735579. The call will also be available as a webcast for 21 days through www.owens-minor.com.

Safe Harbor Statement

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include the rate at which new business can be converted to the company, intense competitive pressures within the industry, success of the company’s strategic initiatives, changes in customer order patterns, pricing pressures, changes in government funding to hospitals and other healthcare providers, loss of major customers, and other factors discussed from time to time in the reports filed by the company with the Securities and Exchange Commission. The company assumes no obligation to update information contained in this release.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

# # # #

Contact: Jeff Kaczka, SVP & Chief Financial Officer, 804-965-5896; Dick Bozard, VP & Treasurer, 804-965-2921; or Trudi Allcott, Manager, Investor Communications 804-935-4291

Page Five

Owens & Minor, Inc.

Consolidated Statements of Income (unaudited)

(in thousands, except ratios and per share data)

	Three Months Ended September 30,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$1,134,387	100.0%	$1,063,509	100.0%	6.7%
Cost of revenue	1,019,537	89.9	954,289	89.7	(6.8)

Gross margin	114,850	10.1	109,220	10.3	5.2
Selling, general and administrative expenses	84,480	7.4	80,868	7.6	(4.5)
Depreciation and amortization	3,676	0.3	3,868	0.4	5.0
Other operating (income) and expense, net	(903)	(0.1)	(969)	(0.1)	(6.8)

Operating earnings	27,597	2.4	25,453	2.4	8.4
Interest expense, net	3,086	0.3	4,142	0.4	25.5
Discount on accounts receivable securitization	—	—	199	0.0	100.0

Income before income taxes	24,511	2.2	21,112	2.0	16.1
Income tax provision	9,314	0.8	8,277	0.8	(12.5)

Net income	$15,197	1.3%	$12,835	1.2%	18.4%

Net income per basic common share	$0.39		$0.37
Net income per diluted common share	$0.38		$0.34

Weighted average shares - basic	39,083		35,128
Weighted average shares - diluted	39,682		39,351

	Nine Months Ended September 30,
	2004	% of revenue	2003(1)	% of revenue	% Fav(Unfav)
Revenue	$3,359,836	100.0%	$3,135,980	100.0%	7.1%
Cost of revenue	3,016,095	89.8	2,811,067	89.6	(7.3)

Gross margin	343,741	10.2	324,913	10.4	5.8
Selling, general and administrative expenses	253,030	7.5	237,113	7.6	(6.7)
Depreciation and amortization	11,197	0.3	11,801	0.4	5.1
Other operating (income) and expense, net	(3,175)	(0.1)	(3,449)	(0.1)	(7.9)

Operating earnings	82,689	2.5	79,448	2.5	4.1
Interest expense, net	9,375	0.3	11,153	0.4	15.9
Discount on accounts receivable securitization	261	0.0	581	0.0	55.1
Distributions on mandatorily redeemable preferred securities	—	—	2,898	0.1	100.0
Other expense	—	—	154	0.0	100.0

Income before income taxes	73,053	2.2	64,662	2.1	13.0
Income tax provision	27,906	0.8	25,348	0.8	(10.1)

Net income	$45,147	1.3%	$39,314	1.3%	14.8%

Net income per basic common share	$1.16		$1.16
Net income per diluted common share	$1.14		$1.06

Weighted average shares - basic	38,986		34,021
Weighted average shares - diluted	39,608		39,321

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.

Page Six

Owens & Minor, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands)

	September 30, 2004	December 31, 2003
Assets
Current assets
Cash and cash equivalents	$102,342	$16,335
Accounts and notes receivable, net	327,433	353,431
Merchandise inventories	428,551	384,266
Other current assets	28,617	27,343

Total current assets	886,943	781,375

Property and equipment, net	22,196	21,088
Goodwill	198,960	198,063
Other assets, net	42,643	45,222

Total assets	$1,150,742	$1,045,748

Current liabilities
Accounts payable	$377,044	$314,723
Accrued payroll and related liabilities	13,460	13,279
Other accrued liabilities	71,070	67,630

Total current liabilities	461,574	395,632

Long-term debt	208,307	209,499
Other liabilities	31,704	30,262

Total liabilities	701,585	635,393

Shareholders’ equity
Common stock	78,832	77,958
Paid-in capital	124,600	118,843
Retained earnings	252,639	220,468
Accumulated other comprehensive loss	(6,914)	(6,914)

Total shareholders’ equity	449,157	410,355

Total liabilities and shareholders’ equity	$1,150,742	$1,045,748

Page Seven

Owens & Minor, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months Ended September 30,
	2004	2003
Operating activities
Net income	$45,147	$39,314
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,197	11,801
Provision for LIFO reserve	3,150	3,280
Provision for losses on accounts and notes receivable	1,176	1,938
Changes in operating assets and liabilities:
Accounts and notes receivable	24,844	29,815
Merchandise inventories	(47,435)	(38,801)
Accounts payable	82,294	84,681
Net change in other current assets and current liabilities	2,294	(8,111)
Other, net	5,812	4,457

Cash provided by operating activities	128,479	128,374

Investing activities
Additions to property and equipment	(8,105)	(4,273)
Additions to computer software	(3,713)	(8,008)
Net cash paid for acquisition of business	(2,512)	—
Proceeds from sale of land	1,820	—
Other, net	215	274

Cash used for investing activities	(12,295)	(12,007)

Financing activities
Repurchase of mandatorily redeemable preferred securities	—	(20,439)
Repurchase of common stock	—	(10,884)
Net payments on revolving credit facility	—	(27,900)
Cash dividends paid	(12,976)	(9,220)
Proceeds from exercise of stock options	4,004	4,303
Decrease in drafts payable	(20,000)	(26,150)
Other, net	(1,205)	—

Cash used for financing activities	(30,177)	(90,290)

Net increase in cash and cash equivalents	86,007	26,077
Cash and cash equivalents at beginning of period	16,335	3,361

Cash and cash equivalents at end of period	$102,342	$29,438

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Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2004	6/30/2004	3/31/2004	12/31/2003	9/30/2003
Operating results:
Revenue	$1,134,387	$1,119,375	$1,106,074	$1,108,087	$1,063,509

Gross margin(1)	$114,850	$114,831	$114,060	$111,489	$109,220
Gross margin as a percent of revenue(1)	10.1%	10.3%	10.3%	10.1%	10.3%

SG&A expense(1)	$84,480	$84,533	$84,017	$82,682	$80,868
SG&A expense as a percent of revenue(1)	7.4%	7.6%	7.6%	7.5%	7.6%

Operating earnings(1)	$27,597	$27,654	$27,438	$26,263	$25,453
Operating earnings as a percent of revenue(1)	2.4%	2.5%	2.5%	2.4%	2.4%

Net income	$15,197	$15,325	$14,625	$14,327	$12,835

Net income per basic common share	$0.39	$0.39	$0.38	$0.37	$0.37

Net income per diluted common share	$0.38	$0.39	$0.37	$0.36	$0.34

Accounts receivable:
Accounts and notes receivable, net	$327,433	$329,049	$335,028	$353,431	$323,103

Days sales outstanding	25.8	25.5	26.1	27.8	27.5

Inventory:
Merchandise inventories	$428,551	$413,611	$395,053	$384,266	$387,356

Average inventory turnover	9.6	10.0	10.2	10.2	9.7

Financing:
Debt	$208,307	$207,032	$211,051	$209,499	$211,311

Stock information:
Cash dividends per common share	$0.11	$0.11	$0.11	$0.09	$0.09

Stock price at quarter-end	$25.40	$25.90	$25.30	$21.91	$24.10

(1)	Certain components of selling, general and administrative expenses and interest expense, net for the 2003 statement of income have been reclassified to cost of revenue and other operating income and expense, net in order to conform to the current presentation.